NEITHER THIS WARRANT, NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT OF 1933”), OR QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 OR OTHER APPLICABLE SECURITIES LAWS (“STATE SECURITIES LAWS”), AND THIS WARRANT HAS BEEN, AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF, WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND QUALIFICATION UNDER STATE SECURITIES LAWS RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY (AS THAT TERM IS DEFINED BELOW) AND ITS COUNSEL, THAT SAID REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 AND STATE SECURITIES LAWS, RESPECTIVELY, OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

KEYSTAR CORP

COMMON STOCK WARRANT

Aggregate Exercise Price: $1,000,000

Aggregate Exercisable Warrant Shares: 4,000,000

Issue Date: February 24, 2023

Warrant Number: CSW-001

This certifies that Excel Family Partners, LLLP, a Florida limited liability limited partnership (“Investor”), or any party to whom this Common Stock Warrant (this “Warrant”) is assigned in compliance with the terms hereof (Investor and any such assignee being hereinafter sometimes referenced as “Holder”), is entitled to subscribe for and purchase the number of shares of fully paid and nonassessable Warrant Stock (as such term is described below) of KeyStar Corp, a Nevada corporation (the “Company”), that has an aggregate purchase price equal to the Aggregate Exercise Price (as defined below). The purchase price of each such share of Warrant Stock shall be equal to the Warrant Exercise Price (as defined below). This Warrant may be exercised during the period commencing upon the date first written above and ending on February 1, 2028.

ARTICLE I
DEFINITIONS

1.1“Aggregate Exercise Price” means $1,000,000.

1.2“Change of Control” means the consummation of: (a) a sale, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Company’s and its subsidiaries’ assets, taken as a whole (except where such sale, transfer, license or other disposition is to a wholly-owned subsidiary of the Company); (b) the merger or consolidation of the Company with or into another entity, except any merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of the Company or the surviving or acquiring entity, (or, if the surviving or acquiring entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving or acquiring entity); (c) the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such consummation, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity, or the parent entity of such surviving or acquiring entity); or (d) a liquidation, voluntary or involuntary dissolution or winding up of the Company.

1.3“Holder” shall have the meaning set forth in the introductory paragraph of this Warrant.

1.4“Investor” shall have the meaning set forth in the introductory paragraph of this Warrant.

1.5“Other Stock” means the securities of the Company into which Warrant Stock may be converted pursuant to the terms of Warrant Stock, which may include but not be limited to another class or series of common stock of the Company, but only if the terms of the Warrant Stock provide for such conversion.

1.6“Rights” means any options, warrants, or rights to purchase common stock or convertible securities.

1.7“Securities Act” shall have the meaning set forth in the introductory paragraph of this Warrant.

1.8“Warrant Exercise Price” means $0.25.

1.9“Warrant Stock” means the Company’s Common Stock.

ARTICLE II

EXERCISE AND PAYMENT

2.1Cash Exercise. The purchase rights represented by this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company, accompanied by the form of Notice of Cash Exercise attached hereto as Exhibit A-1, and by the payment to the Company, by wire transfer or by certified, cashier’s or other check acceptable to the Company, of an amount equal to the aggregate Warrant Exercise Price (rounded up to the nearest whole cent) of the shares being purchased. If the Warrant Stock issuable under this Warrant has been automatically converted into Other Stock, this Warrant shall automatically convert into a right to purchase Other Stock, and the Warrant Exercise Price shall be divided by the number of shares of Other Stock which were received upon conversion of one share of such Warrant Stock at the time of such automatic conversion.

2.2Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2.1, this Warrant may be exercised in whole or in part by Holder by surrender of this Warrant to the Company, accompanied by the form of Notice of Net Issue (Cashless) Exercise attached hereto as Exhibit A-2. The number of shares Warrant Stock issuable upon the exercise shall be that having a value equal to the net value of this Warrant, computed as of the date of surrender of this Warrant to the Company, using the following formula:

X =Y(A-B)/A
Where:

X=the number of shares of Warrant Stock to be issued to Holder under this Section 2.2;

Y=the maximum number of shares of Warrant Stock purchasable upon cash exercise of this Warrant;

A=the fair market value per share of Warrant Stock at the date of exercise, as determined in accordance with Section 2.3, below;

B=the Warrant Exercise Price.

2.3Fair Market Value in Net Issue Exercise. For purposes of Section 2.2, the fair market value per share of Warrant Stock shall be determined by the Company’s Board of Directors (the “Board”) in good faith. In the case of Net Issue Exercise in connection with and contingent upon the closing of the Company’s Initial Public Offering, the fair market value per share of Warrant Stock shall be calculated by multiplying the gross offering price to the public (prior to deduction of underwriters’ discounts and expenses) of a share of Other Stock by the number of shares of Other Stock into which each outstanding share of Warrant Stock then can be converted or will be converted upon the offering.

2.4Automatic Conversion. If Warrant Stock has been automatically converted to Other Stock pursuant to the terms and conditions of the Warrant Stock, then this Warrant shall automatically convert into a right to purchase Other Stock, pursuant to the formulas set forth in Sections 2.2 and 2.3 above, and the number of shares of the Company’s common stock to which Holder shall be entitled to purchase shall be multiplied by that number of shares of Other Stock which were received upon conversion of one share of such Warrant Stock at the time of such automatic conversion.

2.5Stock Certificates. In the event of any exercise of the rights represented by this Warrant, unless the Company’s common stock is held in book-entry only form, in which case the Company’s transfer agent shall provide a statement of holdings, certificates for the shares of Warrant Stock so purchased shall be delivered to Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the remaining unexercised portion hereof shall also be issued to Holder at such time. Notwithstanding the date of the delivery of the certificate(s) for such Warrant Stock, the person in whose name the certificate(s) for such Warrant Stock are to be issued shall be deemed to have become a stockholder of record on the next succeeding day on which the transfer books are open after the date of the appropriate Notice of Exercise is received by the Company.

2.6Stock Fully Paid; Reservation of Shares. The Company covenants and agrees that all Warrant Stock which may be issued upon the exercise of the rights represented by this Warrant (any Other Stock receivable upon any conversion of Warrant Stock) will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (excluding taxes based on the income of Holder). The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times use its best efforts to have authorized and reserved for issuance a sufficient number of shares of its Warrant Stock or other securities as would be required upon the full exercise of the rights represented by this Warrant.

2.7Fractional Shares. No fractional share of Warrant Stock will be issued in connection with any exercise hereof; in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share by delivering payment equal to the appropriate portion of the then effective Warrant Exercise Price.

2.8     Automatic Exercise. To the extent this Warrant is not previously exercised, and if the fair market value of one share of the Company’s Warrant Stock issuable hereunder is greater than the Warrant Exercise Price, as adjusted, this Warrant shall be deemed automatically exercised in accordance with Section 2.2 hereof (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Company’s Warrant Stock upon such expiration shall be the fair market value determined pursuant to Section 2.3 above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 2.8, the Company agrees to notify Holder within a reasonable period of time of the number of shares of the Company’s Warrant Stock, if any, Holder is to receive by reason of such automatic exercise.

ARTICLE III

CERTAIN ADJUSTMENTS OF NUMBER OF

SHARES PURCHASABLE AND WARRANT EXERCISE PRICE

The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Exercise Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

3.1Reclassification, Consolidation or Merger. In case of, after the Warrant Stock is determinable: (a) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (b) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (c) any sale or transfer to another corporation of all, or substantially all, of the assets of the Company, in each case which does not constitute a Change of Control, then, and in each such event, the Company or such successor or purchasing corporation, as the case may be, shall execute a new Warrant of like form, tenor and effect and which will provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Warrant Stock theretofore issuable upon exercise of this Warrant, the kind and amount of securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of one share of Warrant Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new Warrant shall be as nearly equivalent in all substantive respects as practicable to this Warrant and the adjustments provided in this Article III and the provisions of this Section 3.1, shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

3.2Subdivision or Combination of Shares. If the Company shall at any time while this Warrant remains outstanding and less than fully exercised: (a) divide its Warrant Stock, the number of shares into which this Warrant shall be exercisable shall be proportionately increased and the Warrant Exercise Price shall be proportionately reduced; or (b) shall combine shares of its Warrant Stock, the number of shares into which this Warrant shall be exercisable shall be proportionately decreased and the Warrant Exercise Price shall be proportionately increased.

3.3Adjustments for Dividends in Stock or other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and less than fully exercised Holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such event, retained such shares and/or all such other additional stock during such period, giving effect to all adjustments called for during such period by the provisions of this Section 3.3.

3.4Time of Adjustments to the Warrant Exercise Price. All adjustments to the Warrant Exercise Price and the number of shares purchasable hereunder, unless otherwise specified herein, shall be effective as of the earlier of:

(a)the effective date of a division or combination of shares; and

(b)the record date of any action of holders of any class of the Company’s equity taken for the purpose of entitling holders of Warrant Stock to receive a distribution or dividend payable in securities of the Company, provided that such division, combination, distribution or dividend actually occurs.

3.5Notice of Adjustments. In each case of an adjustment in the Warrant Exercise Price and the number of shares purchasable hereunder, the Company, at its expense, shall cause the Chief Financial Officer of the Company to compute such adjustment and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall mail a copy of each such certificate to Holder pursuant to Section 6.7 hereof.

3.6Duration of Adjusted Warrant Exercise Price. Following each adjustment of the Warrant Exercise Price, such adjusted Warrant Exercise Price shall remain in effect until a further adjustment of the Warrant Exercise Price.

3.7Adjustment of Number of Shares. Upon each adjustment of the Warrant Exercise Price pursuant to this Article III, the number of shares of Warrant Stock purchasable hereunder shall be adjusted to the nearest whole share, to the number obtained by dividing the Aggregate Exercise Price by the Warrant Exercise Price as adjusted.

ARTICLE IV

TRANSFER, EXCHANGE AND LOSS

4.1Transfers. Subject to applicable law, this Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the Warrants not so transferred, at Holder’s cost and expense. Notwithstanding the foregoing, Holder shall not be entitled to transfer a number of shares or an interest in this Warrant representing less than fifty percent (50%) of the Aggregate Exercise Price initially covered by this Warrant. Any transferee shall be subject to the same restrictions on transfer with respect to this Warrant as the Investor.

4.2Securities Laws. If required by the Company, in connection with each issuance of shares of Warrant Stock upon exercise of this Warrant, Holder will give: (a) assurances in writing, satisfactory to the Company, that such shares are being purchased solely for Holder’s own account and not as a nominee for any other party, for investment and not with a view to the distribution thereof in violation of applicable laws, (b) sufficient information, in writing, to enable the Company to rely on exemptions from the registration or qualification requirements of applicable laws, if available, with respect to such exercise, and (c) its cooperation to the Company in connection with such compliance.

4.3Exchange. This Warrant is exchangeable at the principal office of the Company for Warrants which represent, in the aggregate, Holder’s rights to purchase the number of shares of Warrant Stock at the Warrant Exercise Price, as set forth above, subject to adjustment from time to time as set forth herein; each new Warrant to represent the right to purchase such portion thereof as Holder shall designate at the time of such exchange. Each new Warrant shall be identical in form and content to this Warrant, except for appropriate changes in the number of shares of Warrant Stock covered thereby and any other changes which are necessary in order to prevent the Warrant exchange from changing the respective rights and obligations of the Company and Holder as they existed immediately prior to such exchange.

4.4Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.

ARTICLE V

HOLDER RIGHTS

5.1No Stockholder Rights Until Exercise. No Holder hereof, solely by virtue hereof, shall be entitled to any rights as a shareholder of the Company. Holder shall have all rights of a stockholder with respect to securities purchased upon exercise hereof as of the date set forth in Section 2.5.

ARTICLE VI

MISCELLANEOUS

6.1Governmental Approvals. The Company will from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under federal and state laws, which may be or become requisite in connection with the issuance, sale, and delivery of this Warrant, and the issuance, sale and delivery of the Warrant Stock or other securities or property issuable or deliverable upon exercise of this Warrant.

6.2Governing Laws. This Warrant will be governed by and construed in accordance with the laws of the State of Nevada, excluding that body of laws pertaining to conflict of laws. If any provision of this Warrant is determined by a court of law to be illegal or unenforceable, such provision will be enforced to the maximum extent possible and the other provisions will remain effective and enforceable. If such clause or provision cannot be so enforced, such provision shall be stricken from this Warrant, as applicable, and the remainder of this Warrant, as applicable, shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Warrant, as applicable.

6.3Binding Upon Successors and Assigns. Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

6.4Severability. If any one or more provisions of this Warrant, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provisions of this Warrant with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

6.5Amendments, Waivers, Modifications. This Warrant may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Warrant will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provision as to that or any other instance. No waiver granted under this Warrant as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein or therein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

6.6Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Warrant, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

6.7Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by e-mail (upon written confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page to this Warrant, as may be updated from time to time in accordance with this Section 6.7.

6.8No Endorsement. Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Warrant Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

6.9Further Assurances. The Company and Holder each agree to cooperate fully with the other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

INVESTOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED TO CONSULT ITS OWN TAX ADVISOR WITH SPECIFIC REFERENCE TO ITS OWN TAX SITUATION AND THE POTENTIAL EFFECT OF APPLICABLE LAWS AND REGULATIONS. THE COMPANY HAS NOT AND DOES NOT PROVIDE ANY ADVICE CONCERNING ANY OF THE POTENTIAL TAX CONSIDERATIONS AND CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP OR DISPOSITION OF THIS WARRANT OR THE WARRANT STOCK. IN ADDITION, THE COMPANY HAS NOT OBTAINED, NOR DOES IT INTEND TO OBTAIN, A RULING FROM THE IRS OR AN OPINION OF COUNSEL WITH RESPECT TO ANY TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF THIS WARRANT OR THE WARRANT STOCK.

THE COMPANY IS NOT RESPONSIBLE, NOR DOES IT DIRECTLY OR INDIRECTLY ASSUME RESPONSIBILITY, FOR THE TAX OR LEGAL CONSEQUENCES OF THIS WARRANT OR THE TRANSACTION TO INVESTOR. INVESTOR SHOULD CONSULT ITS OWN TAX AND LEGAL ADVISORS AS TO THE PARTICULAR TAX AND LEGAL CONSEQUENCES TO IT OF ACQUIRING, HOLDING OR DISPOSING OF THIS WARRANT OR THE WARRANT STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE AND LOCAL TAX LAWS.

IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Warrant as of the date first set forth above.

KEYSTAR CORP, a Nevada corporation

By: _/s/ Mark Thomas_________________

      Mark Thomas, Chief Executive Officer

Address:

78 SW 7th Street, Suite 800

Miami, FL 33130

Agreed to and Accepted By Investor:

EXCEL FAMILY PARTNERS, LLLP

By: Fortress Holdings, LLC, its General Partner

By: _/s/ Bruce A. Cassidy_______________

      Bruce A. Cassidy, Manager

Address:

103 Plaza Drive, Suite B

St. Clairsville, OH 43950

Exhibit A-1

NOTICE OF EXERCISE OF COMMON STOCK WARRANT
BY CASH PAYMENT OF WARRANT EXERCISE PRICE

[Date]

Keystar Corp	Aggregate Exercise Price of Warrant Before Exercise: $ __________
Attention: Chief Executive Officer	Aggregate Exercise Price Being Exercised: $ __________
Warrant Exercise Price per share $ __________
Number of Shares of Warrant Stock to be Issued Under this Notice: $ __________
Remainder Aggregate Price (if any) After Issuance: $ __________

CASH EXERCISE

Ladies and Gentlemen:

The undersigned registered Holder of the Common Stock Warrant delivered herewith (“Warrant”), hereby irrevocably exercises such Warrant for, and purchases thereunder, shares of the Warrant Stock of Keystar Corp, a Nevada corporation, as provided below. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given in the Warrant. The portion of the Aggregate Exercise Price (as defined in the Warrant) to be applied toward the purchase of Warrant Stock pursuant to this Notice of Exercise is $____, thereby leaving a remainder Aggregate Exercise Price (if any) equal to $____. Such exercise shall be pursuant to the cash exercise provisions of Section 2.1 of the Warrant. Therefore, Holder makes payment with this Notice of Exercise by way of check payable to the Company in the amount of $_____. Such check is payment in full under the Warrant for shares of Warrant Stock based upon the Warrant Exercise Price as currently in effect under the Warrant. Holder requests that the shares of Warrant Stock be issued in the name of ________________ and delivered to ______________________.

To the extent the foregoing exercise is for less than the full Aggregate Exercise Price, a Replacement Warrant representing the remainder of the Aggregate Exercise Price and otherwise of like form, tenor and effect should be delivered to Holder along with the share certificates evidencing the Warrant Stock issued in response to this Notice of Exercise.

A-1

Exhibit A-2

NOTICE OF EXERCISE OF COMMON STOCK WARRANT
PURSUANT TO NET ISSUE (“CASHLESS”) EXERCISE PROVISIONS

[Date]

Keystar Corp	Aggregate Exercise Price of Warrant Before Exercise: $ __________
Attention: Chief Executive Officer	Aggregate Exercise Price Being Exercised: $ __________
Warrant Exercise Price per share $ __________
Number of Shares of Warrant Stock to be Issued Under this Notice: $ __________
Remainder Aggregate Price (if any) After Issuance: $ __________

CASHLESS EXERCISE

Ladies and Gentlemen:

The undersigned, registered Holder of the Common Stock Warrant delivered herewith (“Warrant”), hereby irrevocably exercises such Warrant for, and purchases thereunder, shares of the Warrant Stock of Keystar Corp, a Nevada corporation, as provided below. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given in the Warrant. The portion of the Aggregate Exercise Price (as defined in the Warrant) to be applied toward the purchase of Warrant Stock pursuant to this Notice of Exercise is $_____, thereby leaving a remainder Aggregate Exercise Price (if any) equal to $_____. Such exercise shall be pursuant to the net issue exercise provisions of Section 2.2 of the Warrant; therefore, Holder makes no payment with this Notice of Exercise. The number of shares to be issued pursuant to this exercise shall be determined by reference to the formula in Section 2.2 of the Warrant which, by reference to Section 2.3, requires the use of the current per share fair market value of the Company’s Warrant Stock. The current fair market value of one share of the Company’s Warrant Stock shall be determined in the manner provided in Section 2.3, which amount has been determined or agreed to by Holder and the Company to be $______, which figure is acceptable to Holder for calculations of the number of shares of Warrant Stock issuable pursuant to this Notice of Exercise. Holder requests that the shares of Warrant Stock be issued in the name of ________________ and delivered to ________________________. To the extent the foregoing exercise is for less than the full Aggregate Exercise Price of the Warrant, a replacement Warrant representing the remainder of the Aggregate Exercise Price (and otherwise of like form, tenor and effect) shall be delivered to Holder along with the share certificate evidencing the Warrant Stock issued in response to this Notice of Exercise.

A-2